Exhibit 10.1

THIRD AMENDMENT

THIS THIRD AMENDMENT (the “Amendment”) is made and entered into as of January 31, 2008, by and between 4350 LA JOLLA VILLAGE LLC, a Delaware limited liability company (“Landlord”), and MEDICINOVA, INC., a Delaware corporation (“Tenant”).

RECITALS

A.

Landlord (as successor in interest to CA-La Jolla II Limited Partnership, a Delaware limited partnership) and Tenant are parties to that certain lease dated January 28, 2004, which lease has been previously amended by First Amendment dated August 10, 2004, and Second Amendment dated March 21, 2005 (“Second Amendment”) (collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 16,609 rentable square feet (the “Premises”) described as Suite No(s). 900, 950, 960, and 970 on the 9th floor at the building located at 4350 La Jolla Village Drive, San Diego, California, 92122 (the “Building”).

B.	The Lease by its terms shall expire on February 29, 2008 (“Second Prior Termination Date”), and the parties desire to extend the Term of the Lease with respect to 12,699 rentable square feet, i.e., Suite No.(s) 950, 960, and 970 (collectively known as “Suite 950”) only as shown in Exhibit A attached hereto, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I.	Remeasurement of Suite 950. Landlord and Tenant acknowledge and agree that Landlord has remeasured Suite 950 and that according to the remeasurement, the rentable square feet of Suite 950 as of the Second Extension Date (as hereinafter defined) is 12,699 rentable square feet. For the period prior to the Second Extension Date, the rentable square feet of Suite 950 shall remain as set forth in the Lease. However, commencing on the Second Extension Date and continuing throughout the Second Extended Term (as hereinafter defined), the rentable square feet of Suite 950 shall be adjusted to reflect such remeasurement and all references in the Lease to the “Premises” shall refer to Suite 950.

II.	Extension for Suite 950. The Term of the Lease with respect to Suite 950 only is hereby extended and shall expire on February 28, 2009 (“Second Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing the day immediately following the Second Prior Termination Date (“Second Extension Date”) and ending on the Second Extended Termination Date shall be referred to herein as the “Second Extended Term”.

III.	Base Rent for Suite 950. As of the Second Extension Date, the schedule of Base Rent payable with respect to the Suite 950 during the Second Extended Term is the following:

Months of Term or Period	Monthly Rate Per Square Foot	Monthly Basic Rent
03/01/08 – 02/28/09	$2.75	$34,922

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

IV.	Expenses and Taxes. For the period commencing on the Second Extension Date and ending on the Second Extended Termination Date, Tenant shall be obligated to pay Tenant’s Pro Rata Share of Expenses and Taxes accruing in connection with Suite 950 in accordance with the terms of the Lease; provided, however, the Base Year for the computation of Tenant’s Pro Rata Share of Expenses and Taxes applicable to Suite 950 is Landlord’s fiscal year of July 1 through June 30. The Base Year for calculation of Tenant’s Pro Rata Share of Expenses and Taxes in connection with Suite 950 shall be July 1, 2007 through June 30, 2008. Tenant’s Pro Rata Share for Suite 950 shall be 6.56%.

V.	Additional Security Deposit. No additional security deposit shall be required in connection with this Amendment.

VI.	Improvements to Suite 950.

A.	Condition of Premises. Tenant is in possession of Suite 950 and accepts the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

B.	Any construction, alterations or improvements to Suite 950 shall be performed by Tenant at its sole cost and expense using contractors selected by Tenant and approved by Landlord and shall be governed in all respects by the provisions of Section 9 of the Lease.

VII.	Parking. Notwithstanding any contrary provision in the “Parking Agreement” attached as Exhibit G to the Lease, effective as of the Second Extension Date, Landlord shall lease to Tenant, and Tenant shall lease from Landlord, a minimum of ten (10) unreserved parking spaces, but not more than forty-one (41) unreserved parking spaces (the “Allotted Stalls”), at the rate of fifty dollars $50.00 per stall per month utilized during the Second Extended Term. Prior to the Second Extension Date, Tenant shall deliver notice to Landlord, in writing, of the number of unreserved parking spaces that Tenant desires to utilize.

VIII.	SDN List. Tenant hereby represents and warrants that neither Tenant nor any officer, director, employee, partner, member or other principal of Tenant (collectively, “Tenant Parties”) is listed as a Specially Designated National and Blocked Person (“SDN”) on the list of such persons and entities issued by the U.S. Treasury Office of Foreign Assets Control (OFAC). In the event Tenant or any Tenant Party is or becomes listed as an SDN, Tenant shall be deemed in breach of this Lease and Landlord shall have the right to terminate the Lease immediately upon written notice to Tenant.

IX.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

A.	Deleted Provisions. As of the Second Extension Date, Exhibit F (Renewal Option) to the Lease, as amended and Section 9.04 (Right of First Offer) of the Second Amendment to the Lease shall be deleted in their entirety and of no further force or effect.

B.	Landlord’s Notice Address. The notice address for Landlord in Section 1.12 of the Lease entitled “Notice Address(es)”, is hereby deleted in its entirety and the following substituted in lieu thereof:

4350 La Jolla Village LLC

The Irvine Company LLC

9255 Towne Centre Drive, Suite 800

San Diego, California 92121

Attn: Property Manager

with a copy of notices to:

The Irvine Company LLC

P.O. Box 6370

Newport Beach, CA 92658-6370

Attn: Vice President, Operations, Office Properties/San Diego

X.	GENERAL.

A.	Effect of Amendments. The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.

B.	Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant and can be changed only by a writing signed by Landlord and Tenant. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

C.	Counterparts. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation.

D.	Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

E.	Authority. If Tenant is a corporation, limited liability company or partnership, or is comprised of any of them, each individual executing this Amendment for the corporation, limited liability company or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of such entity and that this Amendment is binding upon such entity in accordance with its terms.

F.	Attorneys’ Fees. The provisions of the Lease respecting payment of attorneys’ fees shall also apply to this Amendment.

G.	Execution of Amendment. Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

H.	Nondisclosure of Terms. Except (i) as required by law; (ii) in connection with a dispute or litigation hereunder; (iii) as required by subpoena or (iv) pursuant to regulations and statutes for publicly traded entities, Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity. All other disclosures shall require the express written consent of Landlord. Landlord acknowledges that Tenant is required to file this Amendment with the Securities Exchange Commission.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:		TENANT:

4350 LA JOLLA VILLAGE LLC,		MEDICINOVA, INC.,
a Delaware limited liability company		a Delaware corporation

By:	/s/ Steven M. Case	By:	/s/ Yuichi Iwaki
	Steven M. Case	Printed Name:	Yuichi Iwaki
	Senior Vice President, Leasing	Title:	President and CEO

By:	/s/ Michael Bennett	By:	/s/ Shintaro Asako
	Michael T. Bennett	Printed Name:	Shintaro Asako
	Vice President, Operations	Title:	CFO

4350 La Jolla Village Drive, Suite 950

Exhibit A